AGREEMENT OF PURCHASE AND SALE
                    AND ESCROW INSTRUCTIONS


THIS AGREEMENT OF PURCHASE AND SALE AND ESCROW INSTRUCTIONS ("Agreement") is made as of May 21, 1997, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Buyer") and NEW YORK LIFE INSURANCE COMPANY, a New York mutual insurance company (together with its successors and assigns, collectively, "Seller").

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                           AGREEMENT

1. Certain Basic Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

     Assumed Liabilities means all costs, expenses (including reasonable attorneys' fees and expenses), claims, losses, commitments, liabilities and obligations of any kind or nature, accrued or contingent, now existing or hereafter arising from or related to (i) the Leases or the New Leases, past, present or future, or (ii) the ownership, use, possession, enjoyment or operation of the Property, past, present or future, excluding only the Excluded Liabilities. Assumed Liabilities shall not include any costs, expenses, claims, losses, commitments, liabilities or obligations of any kind or nature arising from the presence of any Environmental Matters which were introduced on, under or about the Real Property prior to the time that Seller acquired fee title to the Real Property.

     Business Day means any day which is not a Saturday, Sunday, legal or banking holiday in the States of California or New
     York.

     Buyer's Address means c/o Arden Realty, Inc., 9100 Wilshire
     Boulevard, Suite 700, Beverly Hills, California  90212,
     Attention:  Victor Coleman.

     Claim means any claim, demand or Legal Proceeding.

     Closing Date means the date the Close of Escrow occurs, which shall be no later than August 1, 1997.

     Contingency Period means the period commencing on the Effective Date and expiring at 5:00 P.M., Pacific Daylight
     Time, on the date which is twenty (20) days after the Effective Date.

     Contingency Termination Date means June 10, 1997.

     Deposit means the Initial Deposit and, if posted pursuant to
     Section 2.2.1(b), the Subsequent Deposit.

     Effective Date means May 21, 1997.

     Environmental Matter is defined in Section 9.11.

     Environmental Reports is defined in Section 3.3.3(a)(ii).

     Escrow Holder means the Los Angeles, California office of
     Chicago Title Insurance Company.

     Escrow Holder's Address means 700 South Flower Street, Suite
     900, Los Angeles, California  91203.

     Excluded Liabilities means all costs, expenses (including reasonable attorneys' fees and expenses), claims, losses, commitments, liabilities and obligations of any kind or nature, accrued or contingent, now existing or hereafter arising from or related to (i) a breach of any of Seller's representations and warranties set forth in Sections 9.1 through 9.12 and 9.17 hereof, (ii) any Service Contract not assumed by Buyer, and (iii) any liability or damage relating to injury or death of any person or persons, or damage to property, based on an act or omission occurring prior to the Closing Date, which (a) if not covered by any insurance policy owned by Seller, is asserted in writing within twelve
     (12) months after the Close of Escrow, or (b) if covered by an insurance policy owned by Seller is asserted in writing within forty-eight (48) months after the Close of Escrow. Excluded Liabilities shall not include any costs, expenses, claims, losses, commitments, liabilities or obligations of any kind or nature arising from the presence of any Environmental Matters which were introduced on, under or about the Real Property prior to the time that Seller acquired fee title to the Real Property.

     Improvements means all buildings and other improvements located on the Real Property.

     Initial Deposit means the amount of Six Hundred Thousand
Dollars ($600,000).

     Intangible Personal Property means all of Seller's assignable right, title and interest, if any, in and to all rights to condemnation or insurance proceeds and other awards or compensation arising from any taking, casualty or permitted disposition of any portion of the Real Property and any other intangible personal property of every kind and character appurtenant to or used in connection with the ownership or operation of the Real Property, including, without limitation, the Service Contracts, any third party claims related to the Real Property, the Licenses and Permits, the Trade Names and the Warranties.

     Leases is defined in Section 3.3.3(b).

     Legal Proceeding means any action at law or in equity filed in any court as to which process has been served, or any administrative proceeding or any binding arbitration proceeding as to which a demand has been served that has not been terminated by dismissal, final judgment or settlement.

     Licenses and Permits means all of Seller's assignable right, title and interest, if any, in and to all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps or plats, land sale registrations, property reports, conditional use permits, special use permits, declarations of nonsignificance, environmental impact statements and entitlements issued, approved or granted to or for the benefit of Seller or Seller's predecessors in interest by applicable governmental authorities or otherwise in effect and which relate to the Real Property, and including (without limitation) all of Seller's assignable right, title and interest, if any, in and to any and all development rights and other intangible rights, titles, interests, privileges and appurtenances owned by Seller or Seller's predecessors-in-interest as owner of the Real Property and in any way related to or used in connection with the Real Property; and all of Seller's assignable right, title and interest, if any, in and to all licenses, consents, easements, rights of way and approvals required to make use of utilities and to ensure vehicular and pedestrian ingress and egress to the Real Property.

     Loss means any loss, reasonable cost or reasonable expense actually incurred by a party which is directly related to the breach by either Buyer or Seller, as the case may be, of the performance of their respective obligations under
     Section 35(b) or (c) of this Agreement, but does not include
     (i) any loss of profit, or (ii) any other consequential damages.

     Property means the Real Property, the Tangible Personal
     Property and the Intangible Personal Property.

     Purchase Price means the sum of Twenty-Five Million One
     Hundred Fifty Thousand Dollars ($25,150,000).

     Real Property means (a) the real property known as 19191 South Vermont Avenue, Torrance, California, upon which is located an office building, which real property is more particularly described in Exhibit A attached hereto and incorporated herein for all purposes, together with the Improvements, and (b) any rights, privileges, easements and appurtenances pertaining to such real property, including the Leases and any right, title and interest (but without warranty whether statutory, express or implied) in and to adjacent streets, alleys or rights-of-way.

     Seller's Address means New York Life Insurance Company, 51 Madison Avenue, New York, New York 10010-1603, Attention:
     Senior Vice President, Mortgage Finance Department, with a copy to New York Life Insurance Company, 51 Madison Avenue, New York 10010-1603, Attention: Stephen P. Tuttle, Esq.

     Service Contracts is defined in Section 3.3.3(d).

     Shell is defined in Section 3.3.1(f).

     Shell Indemnity is defined in Section 3.3.1(f).

     Subsequent Deposit means the amount of Four Hundred Thousand
     Dollars ($400,000).

     Tangible Personal Property means all of Seller's assignable right, title and interest, if any, in and to all equipment, appliances, tools, machinery, supplies, building materials, fixtures, furnishings, and any other tangible personal property of every kind and character owned by Seller and appurtenant to, located in or used in connection with the operation of the Real Property, including, without limitation: (A) all preliminary, final and proposed building plans and specifications (including "as-built drawings") respecting the Improvements, (B) all structural reviews, environmental assessments and audits, architectural drawings and engineering, geophysical, soils, seismic, geologic, environmental (including with respect to the impact of materials used in the construction of the Improvements) and architectural reports, studies and certificates pertaining to the Real Property, (C) all accounting, tax, financial, and other books and records relating to the use, maintenance, leasing and operation of the Real Property, and (D) those items of Personal Property described on the Personal Property Schedule attached as Schedule F-2 to the Bill of Sale.

     Tangible Property means, collectively, the Real Property and the Tangible Personal Property.

     Trade Names means the non-exclusive right in and to the use of the trade name "Pacific Gateway II" and any and all other trade names, trademarks, and logos used by Seller in the operation and identification of the Real Property or the Improvements, other than the tradenames or trademarks of New York Life Insurance Company or its affiliates or PM Realty Company or its affiliates.

     Tenant means the tenant under any Lease.

     Warranties means all of Seller's assignable right, title and interest, if any, in and to all warranties, guaranties, representations or covenants which are presently effective and assignable and were given to or made in favor of Seller or its predecessors in interest or their affiliates in connection with the acquisition, development, construction, maintenance, repair, renovation or inspection of the Real Property, including, without limitation, any made under any construction contracts for the construction of the Improvements and the Service Contracts, but subject to any and all terms and conditions to performance thereof.

2.  Sale of Property: Purchase Price.

     2.1 Sale of Property. Seller shall sell the Property to Buyer, and Buyer shall purchase the Property from Seller, for the Purchase Price on the terms and conditions of this Agreement.

     2.2 Purchase Price. The Purchase Price shall be payable as follows:

               2.2.1 Deposits.

                         (a)  The Initial Deposit shall be
               delivered by Buyer to Escrow Holder not later than June 16, 1997, and upon the acceptance of this Agreement by Escrow Holder in writing, in the form of wire transfer pursuant to wiring instructions provided to Buyer, cash or cashier's check drawn on good and sufficient funds on a federally insured bank in the State of California and made payable to the order of Escrow Holder, and shall be deposited by Escrow Holder pursuant to the provisions of Section 3.1.

                         (b)  In the event that the condition in
               Section 3.3.1(f) is satisfied or waived on or before July 9, 1997, the Subsequent Deposit shall be delivered by Buyer to Escrow Holder not later than July 11, 1997, in the form of wire transfer pursuant to wiring instructions provided to Buyer, cash or cashier's check drawn on good and sufficient funds on a federally insured bank in the State of California and made payable to the order of Escrow Holder, and shall be deposited by Escrow Holder into Escrow.

                         (c)  The Deposit, plus accrued interest
               thereon, shall be refunded to Buyer if (i) any of the conditions in Section 3.3 are neither satisfied nor waived by Buyer and Buyer notifies Seller and Escrow Holder in writing that Buyer is terminating this Agreement pursuant to Section 3.5 of this Agreement within one (1) day after the Contingency Termination Date, (ii) Title Company does not issue to Buyer a Title Policy pursuant to
               Section 3.6.5, (iii) a casualty or condemnation occurs in accordance with Section 8.1, (iv) the transaction fails to close because of Seller's default hereunder or (v) prior to the Closing Date, a material change occurs in the condition of the Property, the rent roll, or the representations and warranties of Seller in
               Section 9; provided however, that if the condition set forth in Section 3.3.1(f) is not satisfied or waived by Buyer on or before July 9, 1997, then the Deposit, plus accrued interest thereon, minus the sum of $100,000 shall be returned to Buyer, and Seller shall be entitled to retain the sum of $100,000. In all other events, the Deposit, plus accrued interest thereon, shall be nonrefundable to Buyer. Subject to the first sentence of this
               Section 2.2.1(c), upon the satisfaction or waiver by Buyer of the conditions in Section 3.3, including the condition set forth in Section 3.3.1(f), the Deposit, plus accrued interest thereon, shall belong to Seller, and shall immediately be paid by Escrow Holder to Seller.

               2.2.2 Balance. Buyer shall deposit into Escrow an amount in immediately available federal funds equal to the Purchase Price minus the Deposit plus interest thereon accrued ("Cash Balance"), as reduced by the amount of any credits due, or increased by the amount of any items chargeable to, Buyer under this Agreement. Buyer shall deposit the Cash Balance into Escrow in the form of immediately available federal funds no later than one (1) Business Day before the Closing Date (or such earlier date as is required by Escrow Holder), unless Escrow Holder advises Buyer and Seller that a special recording time is available which would permit Buyer to deposit the Cash Balance into Escrow on the Closing Date, such that Escrow Holder will be in a position to disburse the cash proceeds to Seller on the Closing Date.

     2.3 Interest. All funds received from or for the account of Buyer shall be deposited by Escrow Holder in an interest-bearing account with a federally insured state or national bank or savings and loan association ("Account") located in California and selected by Seller and approved by Buyer, which approval shall not be unreasonably withheld or delayed.

3.  Escrow: Closing Conditions.

     3.1 Escrow. On or after the Effective Date, and upon the acceptance of this Agreement by Escrow Holder in writing, this Agreement shall constitute the joint escrow instructions of Buyer and Seller to Escrow Holder to open an escrow ("Escrow") for the consummation of the sale of the Property to Buyer pursuant to the terms of this Agreement. Upon Escrow Holder's receipt of the Deposit and Escrow Holder's written acceptance of this Agreement ("Opening of Escrow"), Escrow Holder is authorized to act in accordance with the terms of this Agreement. Escrow Holder's general provisions, a copy of which is attached hereto and incorporated herein as Exhibit B, shall be a part of this Agreement; provided, however, that if there is any conflict or inconsistency between such general provisions and this Agreement, this Agreement shall control. Upon the Close of Escrow, Escrow Holder shall pay all sums owed to Seller or Buyer, as applicable, with immediately available federal funds.

     3.2 Closing Date. The Escrow shall close on the Closing Date, provided that all conditions to the Close of Escrow set forth in this Agreement have been satisfied or waived in writing by the party intended to be benefitted thereby.

     3.3 Buyer's Conditions to Closing. Buyer's obligation to close the Escrow is subject to and contingent on the satisfaction (or waiver) of the following conditions:

               3.3.1  Inspection.  Buyer's approval of the
          physical condition of the Property at Buyer's sole cost and expense within the Contingency Period.

                         (a)  Buyer shall have the right to
               commence Buyer's physical inspection of the Property immediately on the Effective Date upon one (1) Business Day's prior notice to Seller and after Seller's receipt of written evidence that Buyer has procured the insurance required by
               Section 3.3.1(c). Buyer's physical inspection of the Property shall be conducted during normal business hours at a time mutually acceptable to Buyer and Seller. Such inspection shall be conducted in a manner that does not disturb the present tenants and occupants of the Real Property and Buyer and Buyer's agent shall perform inspections only while accompanied by one or more representatives of Seller. Buyer may interview Seller's property manager in connection with the Real Property upon one (1) Business Day's prior notice to Seller.

                         (b)  Buyer acknowledges that prior to
               the Contingency Termination Date: (i) Buyer has or may have conducted such surveys and inspections and other studies of the Property; and (ii) Seller has provided Buyer with adequate opportunity to make such inspection of the Property (including an inspection for zoning, land use, environmental and other laws, regulations and restrictions) as Buyer has, in Buyer's discretion, deemed necessary or advisable as a condition precedent to Buyer's purchase of the Property and to determine the physical, environmental and land use characteristics of the Property, including without limitation, its subsurface) and its suitability for Buyer's intended use. Buyer shall deliver to Seller a copy of each report of findings that is issued as a result of such activities. As to environmental matters, Buyer represents and warrants to Seller that Buyer has reviewed the environmental reports and related materials provided by Seller and has, to the extent it has deemed it necessary or desirable to do so, conducted its own independent due diligence as to the environmental condition of the Property.
               Based on such review and independent due diligence Buyer has determined that it is not necessary for it to conduct further environmental due diligence concerning the Property, and its satisfaction as to the environmental condition of the Property shall not be a condition to closing under this Agreement. Moreover, based on its familiarity with and approval of the environmental condition of the Property, Buyer agrees that it will not need to conduct any type of testing or inspections of the subsurface of the Property, including, but not limited to boring, percolation, geologic, environmental and soils tests. Seller has relied on these representations in deciding to enter into this Agreement with Buyer.

                         (c)  Buyer shall obtain or cause its
               consultants to obtain, at Buyer's sole cost and expense prior to commencement of any investigative activities on the Property, a policy of commercial general liability insurance covering any and all liability of Buyer and Seller with respect to or arising out of any investigative activities. Such policy of insurance shall be kept and maintained in force during the term of this Agreement and so long thereafter as necessary to cover any claims of damages suffered by persons or property resulting from any acts or omissions of Buyer, Buyer's employees, agents, contractors, suppliers, consultants or other related parties. Such policy of insurance shall have liability limits of not less than Three Million Dollars ($3,000,000) combined single limit per occurrence for bodily injury, personal injury and property damage liability. Such insurance policy shall name Seller as an additional insured and shall be in form and substance and issued by an insurance company licensed to do business in the State of California and satisfactory to Seller.

                         (d)  Buyer shall protect, indemnify,
               defend and hold the Property, Seller and Seller's officers, directors, shareholders, participants, affiliates, employees, representatives, invitees, agents and contractors free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, including reasonable attorneys' fees and court costs, resulting from Buyer's inspection and testing of the Property, including, without limitation, repairing any and all damages to any portion of the Property, arising out of or related (directly or indirectly) to Buyer's conducting such inspections, surveys, tests, and studies. Buyer shall keep the Property free and clear of any mechanics' liens or materialmen's liens related to Buyer's right of inspection and the activities contemplated by Section 3.3.1. Buyer's indemnification obligations set forth herein shall survive the Close of Escrow and shall not be merged with the Deed, and shall survive the termination of this Agreement and Escrow prior to the Close of Escrow.

                         (e)  Except as otherwise set forth in
               Section 9 hereof, it is understood by the parties that Seller does not make any representation or warranty, express or implied, as to the accuracy or completeness of any information contained in Seller's files or in the documents produced by Seller, including, without limitation, any environmental audit or report. Except as otherwise set forth in Section 9 hereof, Buyer acknowledges that Seller and Seller's affiliates shall have no responsibility for the contents and accuracy of such disclosures, and Buyer agrees that the obligations of Seller in connection with the purchase of the Property shall be governed by this Agreement irrespective of the contents of any such disclosures or the timing or delivery thereof.

                         (f)  Buyer has advised Seller that, with
               respect to the environmental condition at the Property, it has entered into negotiations with Shell Oil Company ("Shell") regarding the terms of an agreement (the "Shell Indemnity") which Buyer shall seek to obtain from Shell pursuant to which Shell would hold Buyer harmless from and against environmental response costs and/or third party tort claims arising in connection with the Property, directly or indirectly, as a result of the ownership and/or operation of a tri-plant synthetic rubber manufacturing complex or other facility by Shell on or about the Property. It shall be a condition to Buyer's obligations under this Agreement that Buyer shall have obtained and approved, in Buyer's sole discretion, the Shell Indemnity, and delivered to Seller a copy of the same on or before July 9, 1997. Buyer agrees to keep Seller apprised of the status of any negotiations it shall engage in with Shell, and agrees that Seller shall have the right to contact Shell directly to confirm the status of such negotiations or otherwise to discuss matters of interest to Seller and Shell concerning the Property. Buyer agrees to (i) negotiate a suitable exception to any confidentiality provision contained in the Shell Indemnity in order to permit Buyer to deliver to Seller a copy of the fully-executed Shell Indemnity when executed by the parties thereto, (ii) promptly deliver a copy of the Shell Indemnity to Seller when obtained by Buyer, and (iii) direct Shell in writing before July 9, 1997 to deliver a copy of the fully-executed Shell Indemnity when executed by the parties thereto.

               3.3.2 Preliminary Title Report. Buyer's approval of (i) a current extended coverage, owner's preliminary title report for the Real Property issued by Chicago Title Insurance Company ("Title Company"), and (ii) all exceptions to title described in Schedule B of the PTR (which together with complete copies of all documents and instruments referred to in any exceptions set forth therein are collectively referred to as the "PTR").

                         (a)  No later than two Business Days
               after the Effective Date, Seller shall deliver to Buyer (i) a copy of the PTR and (ii) a copy of each survey of the Real Property (including without limitation the most recently performed survey ) in Seller's possession with respect to the Real Property (the "Survey"). If Buyer does not expressly object in writing to any exception or other matter in the PTR or the Survey within five (5) Business Days after the later to occur of
               (x) Seller's delivery of the PTR and Survey to Buyer, or (y) the Effective Date, then Buyer shall be deemed to have approved the PTR and all exceptions set forth therein. Buyer and Seller agree that Buyer shall have five (5) Business Days to review the PTR in its entirety, including, without limitation, the legal description of the Real Property and all title exceptions referred to in the PTR. If Buyer disapproves of any item in the PTR within the five (5) Business Day period, then Buyer shall so notify Seller in writing, specifying in detail the reasons for Buyer's disapproval. Seller shall have the right, but not the obligation, to notify Buyer in writing within five (5) Business Days after Seller's receipt of Buyer's notice that Seller desires to have until the Closing Date in which to remove or cure, or agree to remove or cure, such disapproved items, and/or (subject to Buyer's reasonable satisfaction) to obtain a bond or title commitment or endorsement reasonably acceptable to Buyer at the Close of Escrow insuring Buyer against such disapproved item. Seller's failure to deliver such notice to Buyer shall be deemed an election not to cure the items Buyer has disapproved, and Seller shall be deemed to have delivered the notice described in Section 3.3.2(b).

                         (b)  If Seller is unable or unwilling to
               cure such disapproved items by removing such items or by obtaining a bond, title commitment or endorsement insuring Buyer against such items, then Seller shall so notify Buyer, and Buyer shall have the right either (i) to waive such exceptions to title, and proceed to take title to the Real Property subject to such exceptions, without any deduction or offset in the Purchase Price, and without any cause of action against Seller, or
               (ii) to terminate this Agreement and the Escrow by giving written notice of such termination to Seller and to Escrow Holder, on or before five (5) Business Days after the date Seller so notifies Buyer. Buyer's failure to provide Seller or Escrow Holder with such written notice of termination on or before five (5) Business Days after Seller's notice or deemed notice shall constitute Buyer's election under clause (i) above.

               3.3.3 Seller Delivery Items. Buyer's approval within the Contingency Period of all Seller Delivery Items (as defined below) and any other matters related to the Property or otherwise related to the transaction described in this Agreement in Buyer's sole discretion. Not later than two (2) Business Days after the Effective Date Seller shall deliver to Buyer for Buyer's review copies of the items (the "Seller Delivery Items") set forth in Sections (a) through (i). In the event that Seller shall delay in delivering the Seller Delivery Items to Buyer, the Contingency Period shall be extended by one day for each such day of delay by Seller, provided that, promptly after such delay, Buyer shall have notified Seller in writing of such delay and Buyer's request for an extension of the Contingency Period.

                         (a)  If or to the extent in the Seller's
               possession or in the possession of Seller's property manager:

                                   (i)  Copies of complete sets
                    of all architectural, mechanical, structural and/or electrical plans and specifications used in connection with the construction of or alterations or repairs to the Property together with copies of as-built plans and specifications for the Property.

                                   (ii)  Copies of all soil
                    tests, structural engineering tests, ADA surveys, masonry tests, percolation tests, water, oil, gas, mineral, radon, formaldehyde, PCB, asbestos or other environmental tests, audits or reports, market studies and site plans related to the Property, including, without limitation, the environmental reports ("Environmental
                    Reports") listed on Exhibit D.

                                   (iii)  Parking, structural,
                    mechanical or other engineering reports or studies related to the Property, if any.

                                   (iv)  Copies of any title
                    insurance policies covering the Property and any surveys of all or any portion of the Property.

                                   (v)  Copies of all
                    authorization, including, without limitation, all certificates of occupancy, permits, authorizations, approvals and licenses issued by governmental authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the Property.

                                   (vi)  Financial and operating
                    statements for the Property for the previous three (3) calendar years and the year to date.

                                   (vii)  All Base Year (as
                    defined in the Leases) information applicable to Leases.

                    (viii)  A cumulative general ledger for year-
to-date 1997.

                    (ix)  A current rent roll.

                    (x)  Property tax bills for the last three
(3) years.

                         (b)  All written rental agreements,
               leases, lease guarantees and occupancy agreements in Seller's actual possession currently affecting the Property ("Leases").

                         (c)  Intentionally Deleted.

                         (d)  All landscaping, air conditioning,
               janitorial and other service contracts relating to the Property, if any, that are in Seller's actual possession and that will remain in effect after the Closing ("Service Contracts").

                         (e)  The PTR, as defined in Section
               3.3.2.

                         (f)  Intentionally Deleted.

                         (g)  The operating and capital
               expenditure budget for the Property for the current calendar year.

                         (h)  A complete list of all personal
               property of Seller located at and used in connection with the Property.

                         (i)  A complete list of all warranties
               and guaranties in effect as of the Effective Date and complete copies of all such warranties and guaranties.

                         (j)  In addition to the Seller Delivery
               Items described in Sections (a) through (i) above, Seller shall make available at the offices of the property manager located at the Real Property for review by Buyer and Buyer's representatives (upon twenty-four (24) hours written notice, in a manner that will not unreasonably disrupt Seller's or such property manager's business operations) any and all other documents in Seller's or Seller's property manager's actual possession that bind the Property or materially affect its use, provided such documents are not confidential, proprietary or privileged.

               3.3.4 Estoppel Certificates. Buyer's approval of the Estoppel Certificates to be delivered by Seller pursuant to Section 4 of this Agreement.

     3.4 Approval Procedure. Buyer shall notify Seller of Buyer's disapproval, if at all, of the matters described in Sections 3.3.1, 3.3.2 and 3.3.3 by written notice delivered to Seller and Escrow Holder within the applicable time periods specified in such Sections, but in no event later than the one (1) day after the expiration of the Contingency Termination Date. Buyer shall notify Seller of Buyer's disapproval of the Estoppel Certificates described in
     Section 3.3.4, if at all, by written notice delivered to Seller and Escrow Holder within five (5) Business Days after receipt thereof, and the Closing Date shall be subject to extension for a period of up to five (5) Business Days as required in order to allow Buyer the required time period for review and approval (or disapproval) of such Estoppel Certificates. Buyer's failure to disapprove of any of the matters described in Sections 3.3.1, 3.3.2, 3.3.3 or 3.3.4 in the manner and within the applicable time periods provided for herein shall be deemed Buyer's approval of such matter and waiver of such condition.

     3.5  Termination.

               3.5.1  Termination Upon Disapproval.  This
          Agreement shall terminate at Buyer's option upon Buyer's disapproval of any of the matters described in Sections 3.3.1, 3.3.2, 3.3.3 and 3.3.4, within the time period specified in such Section for such approval, but with respect to any matter set forth in Sections 3.3.1,
          3.3.2 or 3.3.3, in no event later than one (1) day after the Contingency Termination Date. In no event shall Buyer have the right to disapprove any matter set forth in Sections 3.3.1, 3.3.2 or 3.3.3 any later than one (1) day after the Contingency Termination Date. Upon termination of this Agreement pursuant to this
          Section 3.5.1: (a) each party shall promptly execute and deliver to Escrow Holder such documents as Escrow Holder may reasonably require to evidence such termination; (b) Escrow Holder shall return all documents to the respective parties who delivered such documents to Escrow; (c) Escrow Holder shall return all funds deposited into Escrow by Buyer together with any accrued interest on such funds; (d) Buyer and Seller shall each pay one-half of Escrow Holder's title and escrow cancellation fees; (e) Buyer shall return to Seller all Seller Delivery Items in Buyer's possession; and (f) the respective obligations of Buyer and Seller under this Agreement shall terminate; provided, however, notwithstanding the foregoing, Buyer's indemnity obligations under Sections 3.3.1(d) and 7 and Buyer's obligations under Sections 27 and 32 shall survive any such termination of the Agreement, and the termination of this Agreement shall not release any other indemnity obligation of Buyer or Seller.

               3.5.2  Good Faith Determination.  Buyer shall
          approve or disapprove the matters described in Sections
          3.3.1, 3.3.2, 3.3.3 and 3.3.4, according to the good
          faith judgment of Buyer.

     3.6  Title and Title Insurance.

               3.6.1  Deed.  Seller shall convey title to the
          Real Property and Improvements to Buyer by grant deed in the form of Exhibit E attached hereto ("Deed").

               3.6.2 Assignment of Leases. Seller shall assign, without recourse, to Buyer Seller's right, title and interest in the Leases, subject to any rights of consent as provided therein, pursuant to an assignment in the form of Exhibit F attached hereto ("Assignment of Leases").

               3.6.3 General Assignment. Seller shall assign, without recourse, to Buyer Seller's right, title and interest in and to all permits, licenses, and agreements with respect to the operation of the Property, including, without limitation, the Service Contracts, subject to any rights of consent as provided therein, pursuant to an assignment in the form of Exhibit G attached hereto ("General Assignment").

               3.6.4 Bill of Sale. Seller shall convey, without recourse, all of Seller's right, title and interest, if any, to the Tangible Personal Property pursuant to a Bill of Sale in the form of Exhibit H attached hereto ("Bill of Sale").

               3.6.5 Buyer's Title Policy. Buyer shall not be obligated to close the Escrow unless, at the Close of Escrow, Escrow Holder causes the Title Company to issue to Buyer a CLTA Coverage Owner's Policy of Title
          Insurance (the "Title Policy") which:

                         (a)  shall be written with liability in
               the amount of the Purchase Price; and

                         (b)  shall insure title to the Real
               Property, to be vested in Buyer, subject only to the following exceptions ("Permitted Exceptions"):
               (i) the standard printed exceptions set forth in the Title Policy; (ii) general and special real property taxes and assessments for the current fiscal year, a lien not yet due and payable; (iii) the Leases; (iv) such other exceptions as Buyer has approved or is deemed to have approved pursuant to Section 3.3.2; and (v) any exceptions directly or indirectly caused by Buyer.

               3.6.6 ALTA Policy. Buyer shall have the right to procure an ALTA Extended Coverage Owner's Policy of Title Insurance ("ALTA Policy") as long as the issuance of the ALTA Policy does not delay or extend the Closing Date. Buyer shall pay for the increased cost of such ALTA Policy and for the cost of any other increase in the amount or scope of title insurance if Buyer elects to increase the amount or scope of title insurance coverage provided in the Title Policy.

     3.7  Closing Costs and Charges.

               3.7.1 Seller's Costs. Seller shall pay (a) the premium for a CLTA Standard Coverage Owner's Policy of Title Insurance written with liability in the amount of the Purchase Price; (b) one-half (1/2) of all of Escrow Holder's fees in connection with the Escrow; (c) all expenses and charges incurred in connection with the discharge of delinquent taxes, if any, which may be required in order for the Title Company to issue the Title Policy in accordance with Section 3.6.5; (d) all documentary transfer taxes payable in connection with the transfer of the Real Property; and (e) the cost of any recertification to the survey delivered by Seller to Buyer as part of the Seller Delivery Items which is required by the Title Company as a condition of its issuance of an ALTA Policy, if requested by Buyer.

               3.7.2 Buyer's Costs. Buyer shall pay (a) any additional premium for the Title Policy and all endorsements requested by Buyer; (b) all recording fees payable in connection with the transfer of the Real Property; (c) one-half (1/2) of all of Escrow Holder's fees in connection with the Escrow; and (d) the costs of any audit or inspection by Buyer in connection with the Property.

               3.7.3  Other Costs.  All other costs, if any,
          shall be apportioned in the customary manner for real property transactions in the county where the Real
          Property is located.

     3.8 Deposit of Documents and Funds by Seller. Not later than two (2) Business Days prior to the Closing Date, Seller shall deposit the following items into Escrow, each of which shall be duly executed and acknowledged by Seller where appropriate.

               3.8.1  The Deed.

               3.8.2  The Bill of Sale.

               3.8.3  A counterpart of the Assignment of Leases.

               3.8.4  A counterpart of the General Assignment.

               3.8.5  Intentionally Deleted.

               3.8.6  Intentionally Deleted.

               3.8.7  Other documents that may reasonably be
          required by Escrow Holder to close the Escrow in accordance with this Agreement.

     3.9 Deposit of Documents and Funds by Buyer. Not later than two (2) Business Days prior to the Closing Date (with respect to the Cash Balance, one (1) Business Day, unless Escrow Holder advises Buyer and Seller that a special recording time is available which would permit Buyer to deposit the Cash Balance into Escrow on the Closing Date), Buyer shall deposit the following items into Escrow, each of which shall be duly executed and acknowledged by Buyer where appropriate:

               3.9.1 The Cash Balance, reduced by the amount of any credits due to Buyer under this Agreement, and increased by the amount of all items chargeable to Buyer under this Agreement.

               3.9.2  A counterpart of the Assignment of Leases.

               3.9.3  A counterpart of the General Assignment.

               3.9.4  Intentionally Deleted.

     3.10 Delivery of Documents and Funds at Closing. Provided that all conditions to Closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived by the party intended to be benefitted thereby, on the Closing Date Escrow Holder shall conduct the Closing by recording or distributing the following documents and funds in the following manner:

             3.10.1  Recorded Documents.  Record the Deed and
         Assignment of Leases in the Official Records of the County in which the Real Property is located.

             3.10.2 Buyer's Documents. Deliver to Buyer: (a) the original Title Policy; (b) the original Tenant Estoppel Certificates; (c) an original counterpart of the Assignment of Leases, executed by Seller; (d) an original counterpart of the General Assignment, executed by Seller; and (e) an original of the Bill of Sale, executed by Seller.

             3.10.3 Seller's Documents. Deliver to Seller: (a) an original counterpart of the Assignment of Leases, executed by Buyer; and (b) an original counterpart of the General Assignment, executed by Buyer.

             3.10.4  Intentionally Deleted.

             3.10.5 Purchase Price. Deliver to Seller the Purchase Price, plus such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement.

    3.11  Prorations and Adjustments.

             3.11.1 Taxes. Escrow Holder shall prorate real property taxes and assessments on the Real Property as of the Close of Escrow for the current fiscal year based on the most current official real property tax information available from the Los Angeles County Assessor's office or other assessing authorities. If real property tax and assessment figures for the current fiscal year are not available, real property taxes shall be prorated based on the real property taxes for the previous fiscal year. Buyer and Seller shall re-prorate the real estate taxes following the Close of Escrow upon receipt of the actual real estate tax bill for the fiscal year in which the Closing Date occurs. Buyer shall be credited with an amount equal to all real estate taxes which have accrued prior to the Closing Date but only to the extent such real estate taxes are not paid or payable by Tenants, which credit amount shall be adjusted after the Closing Date depending on whether real estate taxes are paid by Tenant in advance or in arrears. Buyer shall also be credited with an amount equal to all real estate taxes already collected or received by Seller from Tenants and attributable to periods prior to the Closing Date, so long as such amounts have not previously been used to pay real estate taxes already due. If, after the Closing Date, any additional real estate taxes are assessed against the Property by reason of back assessments, corrections to previous tax bills and similar reasons relating to the period prior to the Closing Date, Seller shall pay all such additional real estate taxes, except to the extent the same are collected from Tenants or which would then be currently due from Tenants pursuant to the terms of their respective Leases. If, after the Close of Escrow, any real estate tax or assessment savings are achieved or refunds are made with respect to the Property by reason of successful tax contest proceedings or appeals, corrections to tax bills or similar reasons relating to the period prior to the Closing Date, if funds remain after required payments to Tenants, then Seller shall be promptly reimbursed for all amounts of such refund(s) or saving(s) attributable to the period prior to the Closing Date, less Buyer's reasonable out-of-pocket costs of collection, and Buyer shall be entitled to all amounts of such refund(s) or saving(s) attributed to the periods after the Closing Date. Seller reserves the right to meet with governmental officials and, subject to Buyer's reasonable approval and cooperation, to contest any reassessment concerning or affecting Seller's obligations under this
         Section 3.11.1.

             3.11.2  Rent and other Lease Monies and Expenses.

                  (a)  Rentals.  Subject to the provisions of
              Sections 3.11.2(b) and (c), monthly rentals
              ("Rentals") which have been collected shall be prorated as of the Closing Date.

                  (b)  Delinquent Rentals.  Delinquent Rentals
              shall be prorated between Buyer and Seller as of the Closing Date but not paid to Seller until they are actually collected by Buyer. Rentals are "Delinquent" when payment thereof has been due on or before the Closing Date and is past due as of the Closing Date. Buyer shall use Buyer's best good faith efforts to collect any Delinquent Rentals. Buyer shall not, however, be required to institute legal proceedings and Buyer shall not be required to expend more than nominal cost and expense in collecting Delinquent Rentals. After the Close of Escrow, Seller shall not institute any legal proceedings against a Tenant (or other occupant or user of the Project) owing Delinquent Rentals unless Buyer has failed to institute such legal proceedings with thirty (30) days after receipt of Seller's written request that Buyer do so and Seller's claim is limited to an action to collect unpaid rent and to seek damages. Rentals collected by the Buyer shall be applied first against any amount currently due, and then against any amount past due accruing after the Closing Date, then to amounts due to Seller for past due amounts that accrued prior to the Closing Date. Buyer agrees that any payments due to Seller as a result of collected Delinquent Rentals shall be payable to Seller (less reasonable out-of-pocket costs of collection actually incurred by Buyer) not less often than monthly. Seller agrees that any amounts collected by Seller after the Close of Escrow but which are due to Buyer hereunder shall be payable to Buyer (less reasonable out-of-pocket costs of collection actually incurred by Seller) not less often than monthly. Buyer shall not compromise any rights to collect delinquent Rentals or other amounts owed under Leases which, if collected, would be credited to Seller hereunder without having first obtained Seller's written consent.

                  (c)  Operating Cost Pass-Through, Etc.
              Operating cost pass-throughs, expense
              reimbursements, utility charges, common area maintenance charges, any administrative charges, tenant or property association dues, additional rentals and other retroactive rentals, escalations, sums or charges payable by Tenants which accrue as of the Closing Date but are not yet due and payable, shall be prorated as of the Closing Date when such payments are received by Buyer from Tenants. Seller agrees that any amounts collected by Seller after the Close of Escrow but which are due to Buyer hereunder shall be payable to Buyer promptly upon receipt thereof, but not less often than monthly (less reasonable out-of-pocket costs of collection actually incurred by Seller). Promptly upon completion of the applicable payment periods therefor which include the Close of Escrow, Buyer and Seller agree to determine the amount of reimbursements received from Tenants with respect to estimated tax, insurance and operating expense pass-throughs. To the extent Seller has received from Tenants reimbursements for expenses in excess of those reimbursable expenses actually paid by Seller for the period prior to the Close of Escrow, Buyer shall be reimbursed by Seller for such amount. Conversely, to the extent Seller has received from Tenants less than the reimbursement required by their Leases for such expenses, Seller shall be reimbursed by Buyer for such amounts at the Close of Escrow.

                  (d)  Prepaid Rentals.  Rentals already
              received by Seller attributable to periods after the Closing Date and the amount of any other credits due Tenants applicable to any period or periods after the Closing Date shall be credited to Buyer at the Close of Escrow.

                  (e) Tenant Deposits. Buyer shall be credited at the Close of Escrow with an amount equal to all Tenant security deposits remaining after any permitted deduction or charge.

                  (f) Responsibility for Certain Obligations of Landlord. Subject to Section 5.1 hereof, Buyer shall be responsible for the performance of all Lease obligations (including, without limitation, obligations under Leases entered into prior to or after the Effective Date, and modifications of Leases pursuant to Lease Modifications) but Buyer shall be credited at the Close of Escrow with an amount equal to the amount necessary to satisfy
              (i) the obligations of Seller, if any, to pay tenant improvement allowances, construction management fees and brokers commissions arising pursuant to the terms of the lease dated January 7, 1997, made by Seller, as landlord, and Healthcare Partners, as tenant (the "Healthcare Partners Lease"), and (ii) the obligations of Seller, if any, to pay any relocation expenses or other sums to Tenants who are being relocated as a result of the Healthcare Partners Lease, in either case to the extent that such obligations have not been paid or provided for by Seller prior to Close of Escrow. The amount credited at the Close of Escrow shall be established by delivery either (i) of an estoppel by the Seller's contractor for the construction of tenant improvements in the form attached hereto as Exhibit M, or (ii) other reasonable evidence of the amount due under the contract for the construction of tenant improvements. Buyer shall not be entitled to receive any fee for its performance pursuant to this Section 3.11.2(f). Buyer may consult with Seller regarding the construction of the tenant improvements; provided, however, Seller shall have no obligation to obtain the approval of Buyer for any aspect of the construction of such tenant improvements. Notwithstanding anything to the contrary contained herein, after the Contingency Termination Date, Seller shall not modify any contract for the construction of tenant improvements without the consent of Buyer.


             3.11.3  Utilities and Other Expenses.

                  (a)  Utilities.  Utilities shall be prorated
              as of the Closing Date based upon meter readings at Closing or the prior month's actual invoices. Seller shall notify all water, gas, electric and other utility companies servicing the Property (collectively, "Utility Companies") of the sale of the Property to Buyer and shall request that all Utility Companies send Seller a final bill for the period ending on the last day prior to the Close of Escrow. Buyer shall notify all Utility Companies servicing the Property that as of the Close of Escrow, Buyer shall own the Property and that all utility bills for the period commencing on the Close of Escrow are to be sent to Buyer.
              In addition to the Purchase Price, to the extent that any subject utility company allows the transfer of utility deposits and agrees to recognize such transfer from Seller to Buyer, Buyer shall be charged at Closing with an amount equal to the amount of all utility deposits of Seller that are on deposit with such utility company and Seller shall assign to Buyer all of Seller's right, title and interest in any such utility deposits. If any of the Utility Companies sends Seller or Buyer a bill for a period in which the Close of Escrow occurs, Buyer and Seller shall prorate such bills outside the Escrow. In connection with such proration, it shall be presumed that utility charges were uniformly incurred during the billing period.

                  (b)  Operating Expenses.  Operating expenses
              shall be prorated between Buyer and Seller based upon the actual days of their respective ownership of the Property utilizing the actual expenses. Buyer and Seller shall prorate outside of Escrow any prepayments, credits or past due expenses of operating the Property which are applicable to any period prior to or after the Close of Escrow, based upon actual days elapsed. Buyer and Seller each shall have the right to review and copy the other's books and records with respect to the ownership of the Property in order to facilitate any such proration or collection by either party.

             3.11.4 Insurance. All insurance policies and property management and leasing agreements shall be terminated as of the Closing Date and there shall be no proration or surviving obligations for any payments or commissions which would become the obligation of Buyer with respect to these items.

             3.11.5 Prorations. All prorations shall be made as of the Close of Escrow on the basis of the actual days of the month in which the Closing occurs. All rents, income and profits derived from the Real Property, if any, along with all expenses (other than taxes addressed in Section 3.11.1) shall be prorated at the Closing with appropriate debits and credits to the accounts of Buyer and Seller so that, as between Buyer and Seller, Seller shall receive, as appropriate, all of the same to the extent duly allocable to the period ending on the date immediately prior to the Closing Date, and Buyer shall receive, as appropriate, all of the same to the extent duly allocable to the period commencing upon the Closing Date. Notwithstanding the foregoing provisions in this Section 3.11.5, if information is not available on or prior to the Closing Date, which information is necessary to accurately prorate the items to be prorated pursuant to this
         Section 3.11.5, Buyer and Seller shall prorate such items following the Close of Escrow upon the receipt of the necessary information. The obligations in Section
         3.11.1 and Section 3.11.2(c) of this Agreement shall survive the Close of Escrow.

    3.12. Material Adverse Change. No material adverse change shall have occurred after the Contingency Termination
    Date in the physical or financial condition of the Real
    Property .

    3.13. Seller's Representations and Warranties. All representations and warranties of the Seller in Section 9 hereof, shall be true as of the Closing Date.

    3.14. Tenant Notices. Seller shall deliver notices to Tenants to inform them of the change of ownership in the Property and to direct the Tenants to make all payments due under their respective Leases to Buyer as of the Closing Date.

4. Estoppel Certificates. Seller shall use its reasonable efforts to deliver to Buyer and Escrow Holder not later than five Business Days prior to the Close of Escrow tenant estoppel certificates substantially in the form of Exhibit I-1 ("Estoppel Certificate") executed by all of the respective Tenants under the Leases; provided, however, that Seller shall not have liability of any kind to Buyer as a result of Seller's failure to deliver any or all of the Estoppel Certificates to Buyer. Buyer's obligation to Close pursuant to this Agreement shall be conditioned and contingent upon Buyer's receipt of completed Estoppel Certificates in the form of Exhibit I-1 hereto, with only such modifications as are reasonably acceptable to Buyer, from tenants of the Real Property occupying not less than 85% of the rentable square footage of the Real Property which is under lease as of the Effective Date (the "Required Estoppel Certificates"). In the event that Seller is unable to obtain a Required Estoppel Certificate, Seller may, but shall not be obligated to, provide to Buyer an estoppel certificate substantially in the form of Exhibit I-2 hereto ("Landlord's Estoppel Certificate"), in lieu of the Required Estoppel Certificates. Delivery by Seller of a Landlord's Estoppel Certificate for a tenant shall be deemed a delivery of a Required Estoppel Certificate for such tenant for all purposes under this Agreement.

5.  Leasing and Contracts.

    5.1 Leasing. From the Effective Date through the Contingency Termination Date, Seller may not agree to terminate any existing Leases, but may enter into any amendment or modification of any existing lease (a "Lease Modification") or any new lease affecting the Real Property (a "New Lease") with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) with respect to any Lease Modification, Seller shall not (i) reduce the rental rate; (ii) reduce the term of the Lease; or (iii) provide for any act that negatively impacts the landlord's economic interests or increases landlord's obligations under the Lease; and (b) with respect to any New Lease, the Lease shall contain commercially reasonable terms. After the Contingency Termination Date, provided that Buyer is not in default under this Agreement, Seller shall refrain from entering into any New Lease or Lease Modification without the prior written consent of Buyer, as described below, except as expressly provided in this
    Section 5.1. After the Contingency Termination Date, any Lease Modification or New Lease shall be subject to clause
    (a) of this Section 5.1, and prior to signing any Lease Modification or New Lease or, Seller shall submit the proposed form of Lease Modification or New Lease to Buyer for Buyer's approval, which approval may be withheld in Buyer's sole and absolute discretion. Buyer shall notify Seller in writing of Buyer's approval or disapproval of each proposed Lease Modification or New Lease submitted to Buyer within three (3) Business Days after Buyer's receipt thereof. Buyer's failure to disapprove any Lease Modification or New Lease in accordance with the procedure and within the three (3) Business Day period specified in this Section shall be deemed to constitute Buyer's approval of such Lease Modification or New Lease. Any notice of disapproval of a Lease Modification or New Lease by Buyer shall set forth in detail Buyer's specific objections thereto. Seller may submit a Lease Modification or New Lease to Buyer for approval after Seller's execution thereof, provided the New Lease or Lease Modification contains appropriate conditions regarding Buyer's approval of such Lease Modification or New Lease. In the event that Seller enters into a New Lease approved by Buyer prior to the Closing Date, Seller shall perform all of the landlord's obligations in connection with the New Lease which are to be performed prior to the Closing Date. Notwithstanding any provision to the contrary, however, on the Closing Date, Seller shall receive a credit for all sums expended by Seller in connection with such performance. Additionally, for the period of time on and after the Closing Date, Buyer shall be obligated to perform all obligations, monetary and otherwise, of the Seller under or in connection with such New Lease, including payment of all tenant improvements and broker's commissions except such broker's commissions with respect to PM Realty.

    5.2 Other Contracts. Seller shall refrain from entering into or amending any contracts or other agreements regarding the Property or any portion thereof (other than contracts or amendments thereof entered into in the ordinary and usual course of business which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof).

    5.3  Intentionally Deleted.

6. Delivery and Possession of Tangible Property. Seller shall deliver possession of the Tangible Property to Buyer at the Close of Escrow, subject to the rights of the Tenants under the Leases.

7. Commissions. Buyer and Seller each represent and warrant to the other that except for the commissions due to The Seeley Company ("Seller's Broker") and CB Commercial ("Buyer's Broker"), they are unaware of any commission, finder's fee or brokerage fee arising out of the transactions contemplated by this Agreement. Buyer and Seller shall indemnify and hold the other harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in connection with claims for any such commissions, finders' fees or brokerage fees arising out of the indemnifying party's conduct or the inaccuracy of the foregoing representation and/or warranty of such indemnifying party. Upon the Close of Escrow and Seller's receipt of the Purchase Price (minus items properly charged to Seller, plus items properly credited to Seller) from Escrow Holder, Seller shall pay a commission ("Commission") to Seller's Broker outside of Escrow pursuant to a written agreement between Seller and Broker. Upon the Close of Escrow, Buyer shall pay a commission to Buyer's Broker.

8.  Damage or Destruction: Condemnation.

    8.1 Uniform Act. This Agreement shall be governed by the Uniform Vendor and Purchaser Risk Act as set forth in
    Section 1662 of the California Civil Code ("Act") as supplemented by this Section 8. For purposes of the Act,
    (a) a taking by eminent domain of a portion of the Property shall be deemed to affect a "material part" of the Property if the estimated value of the portion of the Property taken exceeds Five Hundred Thousand Dollars ($500,000) or if Tenants can terminate their Leases because of such event, and (b) the destruction of a "material part" of the Property shall be deemed to mean an insured or uninsured casualty to the Property following Buyer's inspection of the Property and prior to the Close of Escrow having an estimated cost of repair which equals or exceeds Five Hundred Thousand Dollars ($500,000) or that Tenants can terminate their leases because of such event.

    8.2 Definitions. The phrase "estimated value" shall mean an estimate obtained from a M.A.I. appraiser, who has at least five (5) years experience evaluating property located in the County where the Real Property is located, similar in nature and function to that of the Property, selected by Seller and approved by Buyer, and the phrase "estimated cost of repair shall" mean an estimate obtained from an independent contractor selected by Seller and approved by Buyer. Buyer shall not unreasonably withhold, condition or delay Buyer's approval under this Section.

    8.3 Notice; Credit to Buyer. Buyer shall have the right to terminate this Agreement if all or a material part of the Property is destroyed without fault of Buyer or a material part of the Property is taken by eminent domain. Buyer shall give written notice of Buyer's election to terminate this Agreement under the Act within five (5) Business Days after Buyer first learns of any damage to or condemnation of the Property which entitles Buyer to terminate this Agreement. If Buyer does not give such notice, then this Agreement shall remain in effect and upon the Close of Escrow, Seller shall assign to Buyer (a) any insurance proceeds payable with respect to such damage; or the entire award payable with respect to such condemnation proceeding, whichever is applicable. If there is damage to the Real Property as a result of an insured casualty, and this Agreement remains in effect, Buyer shall receive a credit at Close of Escrow in the amount of Seller's deductible. Buyer shall receive no credit with respect to an uninsured casualty.

9. Seller's Representations and Warranties. Except for any breach of a representation or warranty set forth in this Section 9 which arises from and out of any matter disclosed in the Disclosure Materials (as hereinafter defined) as to the representations and warranties in Section 9.4 through Section
9.12 and Section 9.17, Seller represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date:

    9.1  Seller's Existence and Authority.

             (a) Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation. Seller is qualified to do business in, and is in good standing under the laws of, the State of California.

             (b) Seller has the full power and authority to execute, deliver and perform its obligations under this Agreement, such execution, delivery and performance have been duly authorized by all requisite action, and the person executing this Agreement on behalf of Seller has the authority to do so. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken all necessary action in connection with the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto.

    9.2 Valid Obligation. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles affecting creditors' rights generally or the rights of buyers and sellers of real or personal property generally.

    9.3 No Violation of Contract; Consents. The execution, delivery and performance of Seller's obligations under this Agreement and the consummation of the transactions contemplated hereby (i) will not result in a breach or violation of any contract, commitment or restriction to which Seller is a party or by which Seller or the Tangible Property is bound; and (ii) do not require any consent, approval or other authorization of any person, entity or authority not previously obtained.

    9.4 No Violations. To the best of Seller's knowledge, Seller has not received any written notice that the Property is in violation of any laws, statutes, codes, acts, ordinances, orders, judgements, decrees, injunctions or regulations of any governmental entity having jurisdiction over the Property.

    9.5 Legal Proceedings. To the best of Seller's knowledge, except as expressly disclosed to Buyer on Exhibit J attached hereto and made a part hereof, Seller has not been served with any summons relating to any legal proceedings or actions affecting the Property to Buyer at the Closing, except for the Permitted Exceptions as defined in
    Section 3.6.5(b).

    9.6 Leases; Tenancies. To the best of Seller's knowledge, there are no leases, tenancies and other rights of occupancy or use for any portion of the Real Property under which any other party has a right to occupy all or any part of the Real Property in effect on the date of this Agreement except as set forth on Exhibit K attached hereto and incorporated herein for all purposes.

    9.7  Material Contracts.  To the best of Seller's knowledge,
    Seller has made available for review by Buyer true, correct and complete copies of all material documents and agreements affecting the Property.

    9.8 Condemnation. To the best of Seller's knowledge, Seller has not received any written notice that any condemnation or eminent domain proceeding affecting the Real
    Property is pending.

    9.9 Assessments. To the best of Seller's knowledge, except as disclosed in the Title Report, Seller has not received any written notice of any special assessment with respect to the Real Property.

    9.10 Section 1445(f) IRC. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal
    Revenue Code.

    9.11  Environmental Matters.

             (a) Neither Seller, nor tenants who have leased and occupied the Real Property, nor any other person or entity, has during any period of Seller's ownership of the Real Property caused there to exist on the Real Property any hydrocarbon substances, polychlorinated biphenyls, or any other hazardous or toxic substances, wastes or materials (as determined under federal, state or local law), asbestos or asbestos-bearing materials, or any other environmental condition subject to legal requirements for corrective action (collectively, any "Environmental Matter"); and

             (b) To the best of Seller's knowledge, there is no Environmental Matter on or Environmental Report relating to the Real Property which has not been disclosed to Buyer by Seller or discovered by Buyer through Buyer's due diligence.

    9.12 Rent Roll. The rent roll submitted by Seller to Buyer is true and correct.

    9.13 Seller's Knowledge; Seller's Actual Possession. As used in this Agreement, the phrase "to the best of Seller's knowledge", or words of like import, means that the facts in question are actually known (as opposed to imputed, inquiry or constructive knowledge) to, and the phrase "Seller's actual possession" means in the actual possession of, the employee of Seller responsible for managing the Real Property, based upon a review of files relating to the Property that are in his possession, without any due diligence or duty of inquiry. Seller shall have no duty of investigation with respect to any representation made to the best of its knowledge and shall not be charged with "constructive", "inquiry", "imputed" or deemed knowledge. Further, Seller's obligations to disclose matters "known to Seller" or words of like import as used in this Agreement shall be deemed breached only if Ron Petit had actual knowledge (as opposed to imputed or constructive knowledge) of the falsity of such matter not disclosed to Buyer, based upon a review of files relating to the Property that are in Seller's possession.

    9.14 Seller shall obtain, during the Contingency Period, a certification from its property management company in connection with the Property to the effect that to the best of its knowledge, all of Seller's representations and warranties listed in Section 9.4 through Section 9.12 and
    Section 9.17 are true and correct (the "Property Management Certificate"). However, to the extent that any of the foregoing representations and warranties are untrue or incorrect, the Property Management Certificate shall set forth such reasons therein. The disclosures made in the Property Management Certificate shall be subject to the qualifications in Section 9.13, except that the word "Seller" shall be replaced with the words "Property Manager" and the name "Ron Petit" shall be replaced with the name Steven Roppel. Notwithstanding any provision to the contrary, the disclosures in the Property Management Certificate shall not be deemed representations and warranties of Seller and Seller shall have no responsibility to Buyer in the event that any such disclosure is false.

    9.15 Definition of "Disclosure Materials". As used herein, the term "Disclosure Materials" shall mean all written disclosure, including the Property Management Certificate, submitted by Seller to Buyer prior to the Contingency Termination Date.

    9.16 Survival of Seller's Representations and Warranties. The representations and warranties in this Section 9 shall survive the Close of Escrow but shall terminate (and no Claim may be instituted with respect thereto) twelve (12) months after the Closing Date.

    9.17 Brokers. There are no brokers' commissions or finder's fees currently due and payable in connection with the Leases, any extension of the Leases, or any expansion of any existing premises being leased pursuant to the leases, except with respect to the Healthcare Partners Lease, New Leases or Lease Modifications.

10. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

    10.1  Buyer's Existence and Authority.

             (1) If Buyer is other than an individual, Buyer is duly organized, validly existing, and in good standing under the laws of the state of its formation. Buyer is qualified to do business in, and is in good standing under the laws of, the State of California.

             (2) Buyer has the full power and authority to execute, deliver and perform its obligations under this Agreement, such execution, delivery and performance have been duly authorized by all requisite action, and the person executing this Agreement on behalf of Buyer has the authority to do so. Buyer has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto, and has taken all necessary action in connection with the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto on behalf of Buyer are and shall be duly authorized to sign the same on Buyer's behalf and to bind Buyer thereto;

    10.2 Valid Obligation. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles affecting creditors' rights generally or the rights of buyers and sellers of real or personal property generally.

    10.3 No Violation of Contract; Consents. The execution, delivery and performance of Buyer's obligations under this Agreement and the consummation of the transactions contemplated hereby (i) will not result in a breach or violation of any contract, commitment or restriction to which Buyer is a party or by which Buyer is bound; and (ii) do not require any consent, approval or other authorization of any person, entity or authority not previously obtained.

11.  Default.

    11.1  Liquidated Damages - Deposit.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF BUYER HAS NOT TERMINATED THIS AGREEMENT WITHIN ONE (1) DAY AFTER THE CONTINGENCY TERMINATION DATE AND IF THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED FOR ANY REASON OTHER THAN SELLER'S DEFAULT UNDER THE AGREEMENT OR A FAILURE OF A CONDITION FOR BUYER'S BENEFIT SET FORTH HEREIN, SELLER SHALL BE ENTITLED AS ITS SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY TO RETAIN THE DEPOSIT AND ALL INTEREST ACCRUED THEREON AS SELLER'S LIQUIDATED DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF BUYER HAS NOT TERMINATED THIS AGREEMENT WITHIN ONE (1) DAY AFTER THE EXPIRATION OF THE CONTINGENCY PERIOD AND IF THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED DUE TO SELLER'S DEFAULT UNDER THIS AGREEMENT, BUYER SHALL BE ENTITLED TO A RETURN OF THE DEPOSIT PLUS ALL INTEREST ACCRUED THEREON. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH DEFAULT OF BUYER AND FAILURE PRIOR TO THE CLOSE OF ESCROW, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT ANY PARTY'S RIGHTS OR OBLIGATIONS UNDER SECTIONS 3.3.1(d), 7, 27 AND/OR 32 OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE PARTY ENTITLED THERETO PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. NOTWITHSTANDING THE FOREGOING, IF BUYER WRONGFULLY INTERFERES WITH OR MAKES ANY ATTEMPT TO WRONGFULLY INTERFERE WITH SELLER'S RECOVERING THE DEPOSIT HELD BY ESCROW HOLDER, INCLUDING, WITHOUT LIMITATION, GIVING ANY NOTICE OR INSTRUCTIONS TO ESCROW HOLDER NOT TO DELIVER THE DEPOSIT TO SELLER, SELLER SHALL HAVE THE RIGHT TO ELECT TO RECOVER THE GREATER OF ITS ACTUAL DAMAGES OR THE LIQUIDATED DAMAGES BY GIVING WRITTEN NOTICE TO BUYER AND IN ADDITION SHALL HAVE ALL OTHER RIGHTS AND REMEDIES AGAINST BUYER PROVIDED AT LAW AND IN EQUITY, AND SHALL HAVE THE RIGHT TO REQUIRE THAT BUYER SPECIFICALLY PERFORM BUYER'S OBLIGATIONS UNDER THIS AGREEMENT. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

      SELLER'S INITIALS: /s/ RP   BUYER'S INITIALS: /s/ VJC

    11.2  Intentionally Deleted

    11.3 No Contesting Liquidated Damages. As material consideration to each party's agreement to the liquidated damages provisions stated above, each party hereby agrees to waive any and all rights whatsoever to contest the validity of the liquidated damage provisions for any reason whatsoever, including, but not limited to, that such provision was unreasonable under circumstances existing at the time this Agreement was made.

    11.4 Remedies. If either party breaches its obligations hereunder, then the other party may, without terminating this Agreement, suspend performance until such breach is cured. If Buyer breaches this Agreement, Seller's sole remedy shall be to terminate this Agreement and cause Escrow Holder to deliver the Deposit (less Seller's share of any fees or expenses payable to or through Escrow Holder as provided herein) as liquidated damages. If Seller breaches its obligations hereunder, Buyer's remedies shall be to terminate this Agreement and receive a refund of the Deposit (less Buyer's share of any fees or expenses payable to or through Escrow Holder as provided herein) and either (i) exercise its remedies at law; provided, however, that, Buyer
    (x) shall not seek nor be entitled to receive damages in connection with any action under or with respect to this Agreement in excess of $750,000; and (y) agrees that Seller shall not be responsible for any consequential damages (including without limitation, lost profits) arising from any breach hereunder or tort (excluding a tort claim based upon Seller's willful misconduct or gross negligence), or any other wrong or claim arising under this Agreement; or
    (ii) solely in the event of the willful breach by Seller of its obligations under this Agreement, such specific performance of Seller's obligations under this Agreement if
    (x) Buyer shall have fully performed all obligations of Buyer under this Agreement, except that with respect to depositing the balance of the purchase price, Buyer shall have evidenced to Seller's reasonable satisfaction that Buyer is ready, willing and able to timely deposit said funds in Escrow; and (y) the action shall be commenced, and service of process upon Seller made, not later than forty-five (45) days after Seller's default; provided, however, that, notwithstanding anything to the contrary herein, in no event may Seller be required to perform its obligations hereunder if the expense of such performance would exceed $750,000. The foregoing limitations on remedies available to Buyer and Seller shall not apply with respect to any breach by Buyer or Seller of their respective obligations under this Agreement which are to be performed after the Close of Escrow, including without limitation, obligations set forth in Section 35 hereof. With respect to any such breach, the parties shall have all of their respective rights and remedies arising at law or in equity. The obligations of Seller under this Agreement shall be without recourse to the assets of any officer, shareholder, director, or employee of Seller or any parent company, affiliate or subsidiary of Seller.

12. Waiver of Trial by Jury. Seller and Buyer, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.


13. Attorney's Fees. If any action or proceeding or arbitration is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding or arbitration, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in addition to any other relief awarded by the court or arbitrator.

14. Notices. All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective upon the earliest of the following to occur: (a) when transmitted by facsimile to the recipient; or (b) when delivered to the recipient; or (c) three (3) Business Days after deposited in a sealed envelope in the United States mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the recipient as set forth below. All notices to Seller shall be sent to Seller's Address. All notices to Buyer shall be sent to Buyer's Address. All notices to Escrow Holder shall be sent to Escrow Holder's Address. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next Business Day immediately following such Saturday, Sunday or legal holiday. The foregoing addresses may be changed by written notice given in accordance with this Section.

15. Amendment; Complete Agreement. All amendments and supplements to this Agreement must be in writing and executed by Buyer and Seller. This Agreement contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of this Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of this Agreement. This Agreement has been drafted through a joint effort of the parties and their counsel and, therefore, shall not be construed in favor of or against either of the parties.

16. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

17. Severability. If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement (including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

18. Counterparts, Headings and Defined Terms. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement. Unless expressly stated to the contrary, all references to "days" in this Agreement mean calendar days, and "Business Days" mean calendar days excluding Saturdays, Sundays, and California state bank holidays.

19. Time of the Essence. Time is of the essence of this Agreement.

20. Waiver. No waiver by Buyer or Seller of any of the terms or conditions of this Agreement or any of their respective rights under this Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver.

21. Third Parties. This Agreement is entered into for the sole benefit of Buyer and Seller and their respective permitted successors and assigns. No party other than Buyer and Seller and such permitted successors and assigns shall have any right of action under or rights or remedies by reason of this Agreement.

22. Additional Documents. Each party agrees to perform any further acts and to execute and deliver such further documents which may be reasonably necessary to carry out the terms of this Agreement.

23. Independent Counsel. Buyer and Seller each acknowledge that: (i) they have been represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance.
Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

24. Condition of Property. Buyer represents and warrants that, as specified in Section 3.3.1 hereof, Buyer has, or shall have inspected and conducted tests and studies of the Property, and that Buyer is familiar with the general condition of the Property. Buyer understands and acknowledges that the Property may be subject to earthquake, fire, floods, erosion, high water table, dangerous underground soil conditions, hazardous materials and similar occurrences that may alter its condition or affect its suitability for any proposed use. Except for Buyer's right to terminate this Agreement in accordance with the terms of
Section 8.3 hereof and Buyer's remedies in case of a breach of any representation or warranty set forth in Section 9 hereof, Seller shall have no responsibility or liability with respect to any such occurrence. Except for the representations and warranties set forth in Section 9 hereof, Buyer represents and warrants that Buyer is acting, and will act only, upon information obtained by Buyer directly from Buyer's own inspection of the Property. Notwithstanding anything to the contrary contained in this Agreement, the suitability or lack of suitability of the Property for any proposed or intended use, or availability or lack of availability of (a) permits or approvals of governmental or regulatory authorities, or (b) easements, licenses or other rights with respect to any such proposed or intended use of the Property shall not affect the rights or obligations of the Buyer hereunder; provided, however, that Buyer shall maintain its right to terminate this Agreement as set forth in Section 3.5 hereof.

25. No Warranties. Except for the representations and warranties set forth in Section 9 hereof, the Property is purchased and sold "AS IS". The Purchase Price and the terms and conditions set forth herein are the result of arm's-length bargaining between parties familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Buyer shall have the benefit of, and is relying upon, except for the representations and warranties set forth in Section 9 hereof, no statements, representations or warranties whatsoever, made by or enforceable against Seller relating to the condition, operations, dimensions, descriptions, soil condition, suitability, compliance or lack of compliance with any state, federal, county or local law, ordinance, order, permit or regulation, or any other attribute or matter of or relating to the Property, including, without limitation, (i) the structural integrity of the Improvements, (ii) the conformity of the Improvements to any plans or specifications, including any plans and specifications that may have been or may be provided to Buyer, (iii) the conformity of the Property to past, current or future applicable zoning or building code requirements, (iv) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, (v) the sufficiency of any undershoring, (vi) the sufficiency of any drainage, (vii) whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (viii) the existence or non-existence of toxic or hazardous wastes or materials or friable asbestos or asbestos containing construction materials in, on or about the Property, (ix) any other matter affecting the stability or integrity of the land, or any buildings or improvements situated on or as part of the Property, (xi) the fitness or suitability of the Property for Buyer's intended use, (xii) the potential further development of the Property, (xiii) the existence of vested land use, zoning or building entitlements affecting the Property. Buyer represents, warrants and covenants to Seller that, except for Seller's express representations and warranties specified in this Agreement, Buyer is relying solely upon Buyer's own investigation of the Property. If Seller obtains or has obtained the services, opinions or work product of surveyors, architects, engineers, Escrow Holder, governmental authorities or any other person or entity with respect to the Property, Buyer and Seller agree that Seller shall do so only for the convenience of both parties, and except to the extent of any breach by Seller of any of its representations set forth in Section 9 hereof, the reliance by Buyer upon any such services, opinions or work product shall not create or give rise to any liability of or against Seller. Buyer covenants, represents and warrants that as of the Closing Date, Buyer shall have reviewed and approved the Environmental Reports. The provisions of this Section 25 shall not be deemed to vitiate the effect of the representations and warranties set forth in
Section 9 hereof.

26. Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zone change, variance, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit with respect to the Property prior to the Close of Escrow, and Buyer agrees not to do so without Seller's prior written approval, which approval may be withheld in Seller's sole and absolute discretion. Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Close of Escrow unless first approved by Seller, which approval Seller may withhold in Seller's sole discretion. Buyer's obligation to purchase the Property shall not be subject to or conditioned upon Buyer's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

27.  Release and Covenant Not to Sue.

    27.1 Release. Buyer shall rely solely upon Buyer's own inspection of the Property in determining the Property's physical condition. Buyer waives Buyer's right to recover from and hereby releases Seller, Seller's parent company, affiliates and subsidiaries, and their respective directors, officers, participants, employees and agents (the "Seller Parties"), any and all damages, losses, liabilities, costs or expenses whatsoever, and claims therefor, whether direct or indirect, known or unknown, or foreseen or unforeseen, which may arise from or be related to (i) the physical condition of the Property and/or (ii) the Property's compliance, or lack of compliance with any federal, state or local laws or regulations applicable thereto, and all regulations, rulings, and orders promulgated or adopted pursuant thereto, including, without limitation, any and all damages, losses, liabilities, costs or expenses whatsoever, and claims therefor, whether direct or indirect, known or unknown, or foreseen or unforeseen, which may arise from or be related to any matter as to which Shell agreed to indemnify, defend and hold harmless Buyer pursuant to the Shell Indemnity, or any obligation of Shell to remediate Environmental Matters set forth in the Shell Indemnity or otherwise to perform covenants to, or for the account or benefit of, Buyer as set forth in the Shell Indemnity, without regard to whether or not Shell actually indemnifies, defends, holds harmless, remediates or otherwise performs such obligations, ("Shell Environmental Matters"), but excluding any Environmental Matters, other than the Shell Environmental Matters, arising on, under or about the Real Property prior to the time that Seller acquired fee title to the Real Property; provided, however, that such release shall not be deemed to prevent Buyer from exercising any rights or remedies based on (a) a breach of Seller's representations set forth in Sections 9.4 through 9.12 and 9.17, (b) any failure by Seller to perform Seller's covenants set forth in this Agreement which are to be performed after the Close of Escrow and (c) any failure by Seller to perform any indemnification obligations of Seller under this Agreement.

    27.2 Covenant Not to Sue. Buyer hereby covenants not to undertake any legal, equitable, administrative or other proceeding against any of the Seller Parties based on the presence of any Environmental Matter on the Real Property, including, without limitation, all Shell Environmental Matters, but excluding any Environmental Matters, other than the Shell Environmental Matters, arising on, under or about the Real Property prior to the time that Seller acquired fee title to the Real Property; provided, however, that such covenant shall not be deemed to prevent Buyer from exercising any rights or remedies based on (a) a breach of Seller's representations set forth in Sections 9.4 through
    9.12 and 9.17, (b) any failure by Seller to perform Seller's covenants set forth in this Agreement which are to be performed after the Close of Escrow and (c) any failure by Seller to perform any indemnification obligations of Seller under this Agreement.

    27.3  Waiver.  Buyer expressly waives the benefits of
    Section 1542 of the California Civil Code, which provides as follows:

             A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THE CREDITOR DOES NOT KNOW TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

    In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance hereunder, including, without limitation, all Shell Environmental Matters, but excluding any Environmental Matters, other than the Shell Environmental Matters, arising on, under or about the Real Property prior to the time that Seller acquired fee title to the Real Property; provided, however, that this Section 27.3 shall not act to prevent Buyer from exercising any rights or remedies based on (a) a breach of Seller's representations set forth in Sections 9.4 through 9.12 and 9.17, (b) any failure by Seller to perform Seller's covenants set forth in this Agreement which are to be performed after the Close of Escrow and (c) any failure by Seller to perform any indemnification obligations of Seller under this Agreement.

    27.4 Remaking of Release, Covenant Not to Sue and Waiver. The release, covenant not to sue and waiver set forth in
    Section 27.1 through Section 27.3 shall be deemed automatically remade and regiven as of the Closing Date with no necessity for the execution or delivery of additional documents by either Seller or Buyer.

    27.5 Consideration. Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 27. Seller and Buyer have each initialed this Section 27 to further indicate their awareness and acceptance of each and every provision hereof.

    SELLER'S INITIALS:/s/ RP   BUYER'S INITIALS:/s/ VJC


28. Assignment. Buyer shall neither assign its rights nor delegate its obligations hereunder without obtaining Seller's prior written consent, which consent may be granted or withheld by Seller in its discretion. In no event shall any such assignment relieve Buyer from its obligations under this Agreement. Any other purported or attempted assignment or delegation without obtaining Seller's prior written consent shall be void and of no effect.

29. Successors and Assigns. Subject to the restrictions on transfer set forth in Section 28, this Agreement shall be binding upon and inure to the benefits of the heirs, successors and assigns of the parties hereto. In no event shall Buyer have any right to delay or postpone the Closing to create a partnership, corporation or other form of business association or to obtain financing to acquire title to the Property or to coordinate with any other sale, transfer, exchange or conveyance.

30. Exhibits. Each reference to an exhibit in this Agreement shall mean the exhibit attached to this Agreement. Each such exhibit is incorporated herein by this reference.

31. No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Buyer and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by Buyer and Seller. Buyer understands and agrees that Seller shall have the right to continue to market the Property and/or to negotiate with other potential purchasers of the Property until the expiration of the Contingency Period and the satisfaction or waiver in writing of all conditions to the obligations of Buyer under this Agreement, however, Seller shall not enter into a contract to sell the Property to a third party in derogation of this Agreement unless and until this Agreement terminates.

32. Duty of Confidentiality. Buyer and Seller covenant, represent and warrant that each shall keep all information and/or reports obtained from the other, or related to or connected with the Property, the other party, or this transaction, confidential and will not disclose any such information to any person or entity without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. If this Agreement is terminated for any reason, Buyer shall promptly return to Seller all of the documents and information theretofore delivered to Buyer by Seller or obtained by Buyer in connection with its investigation of the Property. At any time prior to the Closing Date, or at any time if this Agreement is terminated, Buyer shall not deliver any of the documents and information theretofore delivered to Buyer by Seller or obtained by Buyer in connection with its investigation of the Property, or otherwise knowingly transmit any of the information contained in such documents to any third party except Buyer's counsel or other advisors, employees, consultants and agents, provided such individuals agree to be bound to the same burdens of confidentiality and nondisclosure as Buyer, or except in response to lawful process or subpoena or other valid order of a court of competent jurisdiction. Buyer's or Seller's obligations set forth herein shall survive the Close of Escrow and shall not be merged with the Deed, and shall survive the termination of this Agreement and Escrow prior to the Close of Escrow.

33. Environmental Disclosure. Buyer acknowledges that Seller has informed Buyer that there are Environmental Matters located on, under or about the Property, all as more particularly described in the Environmental Reports. Seller has made, or will make, the Environmental Reports available to Buyer (but without warranty), and this paragraph and the Environmental Reports shall constitute notice and disclosure as required under California Health and Safety Code Sections 25359.7, 25915.5 and 25917, as applicable with respect to the presence of the Environmental Matters disclosed in the Environmental Reports. As required by California Health and Safety Code Section 25259.7 and any other provisions of State law, Seller shall notify Buyer, and Buyer shall notify Seller, if either knows or has reasonable cause to believe that any release of Environmental Matters has come to be located on or beneath the Real Property.

34. Covenants of Seller. Except as otherwise provided herein, the following covenants shall survive the Closing Date and shall not be deemed merged in the grant deed, but shall remain in full force and effect until one (1) year after the Closing Date, at which time the following covenants shall terminate:

    (a) Keys and Document Delivery. Seller shall deliver all keys in Seller's or Seller's property manager's actual possession. Seller shall deliver any and all documents in Seller's actual possession, or in the actual possession of Seller's property manager, that bind the Property or materially affect its use, provided such documents are not confidential, proprietary or privileged. At any time, and from time to time after the Closing Date, upon the reasonable request of Buyer, and without payment of further consideration to the Seller, other than reimbursement for Seller's out-of-pocket expenses, Seller will cooperate with Buyer to make available additional documents in connection with the Property that are not confidential, proprietary or privileged; provided that Seller shall incur no liability whatsoever with respect to any third parties by virtue of such cooperation.

    (b) Material Changes. Seller shall notify Buyer promptly upon becoming aware of any material changes in the condition of the Property or the condition of Tenants in the Property.

    (c) Monetary Liens. Seller shall remove or obtain a bond over liens on the Property securing obligations of Seller to pay money, which obligations arose after the date, and are not shown, on the PTR such that the Title Policy to be issued pursuant to Section 3.6.5 will not show such liens.

    (d) Property Management and Operation. Seller shall maintain the operation of the Property in a good and business-like manner. Seller shall provide all services and operate, manage and maintain the Property (including mechanical equipment of every kind used in the operation thereof) in such a manner that the Property shall be in the same condition on the Closing Date as on the date of this Agreement, ordinary wear and tear excepted. Without limiting the foregoing, Seller shall perform all of its material obligations under the Leases and the Service Contracts and shall terminate the management agreement and leasing agreement with PM Realty at the Close of Escrow.

    (e) Compliance with Laws. Seller shall comply with all governmental regulations affecting the Property.

    (f) Actions Pending. Seller shall notify Buyer promptly of any lawsuits, condemnation proceedings, rezoning, or other governmental order or action thereof affecting the Property of which Seller has actual knowledge.

    (g) Insurance Policies. Seller shall maintain in full force and effect all existing insurance policies through and including the Closing Date.

    (h) Post-Closing Financial Records. As soon as reasonably practicable following the Closing Date, Seller shall deliver to Buyer the following: (a) a final income statement through the Closing Date, (b) a final cumulative general ledger through the Closing Date, and (c) a final aged delinquency listing, including all security deposits received by Seller.

    (i) Audit. Seller agrees that during the Contingency Period, Buyer may conduct an audit of the revenues and expenses in connection with the Property for the period commencing January 1, 1996 and ending on the Contingency Termination Date. Seller shall cooperate with Buyer in Buyer's efforts to conduct the audit and shall provide Buyer with such information, in Seller's or Seller's property manager's possession, reasonably required by Buyer to conduct the audit.

35.  Assumption of Liabilities; Indemnity.

    (a)  [Intentionally Deleted]

    (b) Indemnity of Seller. In addition to such remedies as are specifically provided in, and subject to the conditions and limitations of, this Agreement, Seller shall indemnify, defend and hold Buyer harmless from and against any Loss incurred by Buyer in respect of, arising out of or involving a Third Party Claim (as defined in Section 35(d)(i)) as a result of a material failure by Seller to retain and duly perform and discharge all of the Excluded Liabilities.

    (c) Indemnity of Buyer. In addition to such remedies as are specifically provided in, and subject to the conditions and limitations of this Agreement, Buyer shall indemnify, defend and hold Seller harmless from and against any Loss incurred by Seller in respect of, arising out of or involving a Third Party Claim as a result of a material failure by Buyer, after the Closing, to assume and duly perform and discharge all of the Assumed Liabilities.

    (d)  Procedure for Indemnification.

             (i) For any party seeking indemnification from the other under this Section 35 (such party seeking indemnification being hereinafter referred to as the "Indemnified Party") to be entitled to any such indemnification in respect of, arising out of or involving a legal proceeding, counterclaim or cross claim instituted by any third party against the Indemnified Party (a "Third Party Claim"), the Indemnified Party shall give the party from whom indemnification is sought (such party from whom indemnification is sought being hereinafter referred to as the "Indemnifying Party"), written notice of such Third Party Claim within ten (10) Business Days after written notice of the commencement of such proceedings. Failure by the Indemnified Party to give such notice shall not result in a waiver by the Indemnified Party of any right to be indemnified with respect to such Legal Proceeding so long as the Indemnifying Party has not been prejudiced by the failure to give timely notice.

             (ii) If the Indemnified Party is entitled to indemnification pursuant to Section 35(d)(i), the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim in such manner as the Indemnifying Party reasonably deems appropriate, the Indemnifying Party shall pay the costs of such defense, including reasonable attorneys' fees and expenses and witness fees, and the Indemnifying Party may settle such Third Party Claim on such terms as it deems appropriate without the necessity of obtaining the consent of the Indemnified Party; provided, however, that any such settlement shall include the complete release of the Indemnified Party, and if no settlement of such Third Party Claim is made, the Indemnifying Party shall promptly pay or reimburse the Indemnified Party for the amount of any judgment rendered with respect to such Third Party Claim.

             (iii) If the Indemnifying Party is unable to defend the Indemnified Party against a Third Party claim due to a conflict, of if the Indemnified Party chooses to do so, the Indemnified Party may secure its own legal counsel to defend it against the Third Party Claim at the sole cost and expense of the Indemnified Party.

             (iv) Notwithstanding any provision to the contrary in this Section 35, before Buyer shall be entitled to indemnification with respect to any claim by Buyer of Seller's breach of environmental representations set forth in Section 9.11 hereof, Buyer must establish that Seller, its agents or employees, or tenants who leased and occupied the Real Property during any period of Seller's ownership of the Real Property, such tenants' agents or employees or any other party or entity, caused there to exist Environmental Matters on the Real Property, which Environmental Matters have not been disclosed to Buyer by Seller or discovered by Buyer through Buyer's due diligence performed prior to the Closing Date.

    (e) Survival. The indemnification obligations of each of the parties under this Section 35 shall survive the Close of Escrow. If a remedy for a breach of any obligation under this Agreement is also provided for in any other provision of this Agreement, such other provision shall control and the provisions of this Section 35 shall not apply to such breach.

36. Acknowledgments.  Buyer and Seller acknowledge the following:

    (a) Ralphs will vacate the building at the expiration of the lease term;

         (b) The utility tax surcharge will result in higher annual operating expenses than previously reported;

         (c) Buyer has assumed a commencement date of August 15, 1997 for the Healthcare Partners lease;

         (d) Bowman and Brooke's expansion rights impact approximately 5,000 square feet through December 1999;

    (e) No value can be assigned to future development rights of the Property;

    (f)  HRC, Inc. has vacated the Property;

         (g) International Network Services has the right to cancel its lease effective September, 1999;

    (h) Infonet Services has the right to cancel its lease effective April, 1999; and

         (i) Right Management has two months of free rent in November and December of 1997.
IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Agreement as of the date first written above.

              BUYER:

                       ARDEN REALTY LIMITED PARTNERSHIP, a
                             Maryland limited partnership

                           By: /s/ Victor J. Coleman
                              Victor J. Coleman
                           Its: President and COO

             SELLER:
                       NEW YORK LIFE INSURANCE COMPANY, a New York
                             mutual insurance company


                         By:/s/ Ron F. Petit
                            Ron F. Petit
                        Its:Assistant Vice President

                  Acceptance by Escrow Holder

Escrow Holder acknowledges receipt of the foregoing Agreement and accepts the instructions contained therein.

                     CHICAGO TITLE INSURANCE COMPANY

                     By: E.M. Bailey-Sates
                     Its:Sr. Escrow Officer